UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 25, 2010

Newcastle Investment Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-31458	81-0559116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 46th Floor New York, New York		10105
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 798-6100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On March 23, 2010, Newcastle Investment Corp. (the “Company” or “Newcastle”) announced the final results of its offer to exchange (the “Exchange Offer”) shares of the Company’s Common Stock and cash for up to (i) 1,725,000 shares of its outstanding 9.75% Series B Cumulative Redeemable Preferred Stock (“Series B Preferred Stock”), (ii) 1,104,000 shares of its outstanding 8.05% Series C Cumulative Redeemable Preferred Stock (“Series C Preferred Stock”), and (iii) 1,380,000 shares of its outstanding 8.375% Series D Cumulative Redeemable Preferred Stock (“Series D Preferred Stock,” and, together with Series B Preferred Stock and Series C Preferred Stock, the “Preferred Stock”).

On March 25, 2010, Newcastle settled the Exchange Offer. In the aggregate, the Company issued 9,091,668 shares of its Common Stock (approximately 17.2% of Newcastle’s outstanding shares of Common Stock prior to the issuance of shares in the Exchange Offer). A total of 2,881,694 shares of Common Stock were issued in exchange for 1,152,679 shares of Series B Preferred Stock, a total of 2,759,989 shares of Common Stock were issued in exchange for 1,104,000 shares of Series C Preferred Stock, and a total of 3,449,985 shares of Common Stock were issued in exchange for 1,380,000 shares of Series D Preferred Stock. The shares of Preferred Stock acquired by the Company in the Exchange Offer were retired upon receipt. After settlement of the Exchange Offer, 1,347,321 shares of Series B Preferred Stock, 496,000 shares of Series C Preferred Stock and 620,000 shares of Series D Preferred Stock remain outstanding for trading on the New York Stock Exchange.

The shares of Common Stock were issued in the Exchange Offer in reliance on the exemption set forth in Section 3(a)(9) of the Securities Act of 1933, as amended, for securities exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWCASTLE INVESTMENT CORP.
(Registrant)

By:	/s/ Brian C. Sigman
Name: Brian C. Sigman
Title: Chief Financial Officer

Date: March 25, 2010